Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
KORE Group Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	Other	10,000,000(2)	$1.52	$15,150,000.00	0.00011020	$1,669.53
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$15,150,000.00		$1,669.53
	Total Fees Previously Paid					-		-
	Total Fee Offsets					-		-
	Net Fees Due							$1,669.53
(1)Represents the shares of common stock, $0.0001 par value per share (the “Common Stock”), of KORE Group Holdings, Inc. (the “Registrant”) that may be offered for resale by the selling securityholder pursuant to the prospectus to which this exhibit is attached. In the event of a stock split, stock dividend or other similar transaction involving the Common Stock, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)This registration statement registers the resale of up to 10,000,000 shares of Common Stock of the Registrant.
(3)Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on June 5, 2023.